Exhibit 3.2

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

ROKU, LLC

This Amended and Restated Limited Liability Company Agreement (together with the schedules attached hereto, this “Agreement”) of Roku, LLC (formerly known as Falcon Merger Sub 2, LLC), a Delaware limited liability company (the “Company”), dated as of November 6, 2026, is entered into by Fox Corporation, a Delaware corporation, as the sole member (the “Member”). Capitalized terms used herein and not otherwise defined have the meanings set forth on Schedule A hereto.

WHEREAS, on June 11, 2026, [***], as an authorized person appointed by the Member, formed the Company as a limited liability company pursuant to Section 18-201 of the Delaware Limited Liability Company Act (6 Del. C. § 18-201 et seq.), as amended from time to time (the “Act”), by causing the filing with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) of a Certificate of Formation (the “Original Certificate”);

WHEREAS, the Member previously entered into the Limited Liability Company Agreement of the Company, dated as of June 11, 2026 (the “Original Agreement”);

WHEREAS, on November 6, 2026, in connection with the consummation of the transactions (the “Closing”) contemplated by that certain Agreement and Plan of Merger, dated as of June 14, 2026 (the “Merger Agreement”), by and among Fox Corporation, Roku, Inc., a Delaware corporation (“Roku”), Falcon Merger Sub 1, Inc., a Delaware corporation, and the Company, among other things, Roku was merged with and into the Company, pursuant to the filing of a Certificate of Merger with the Secretary of State of the State of Delaware (the “Certificate of Merger”), with the Company continuing as the surviving entity in the merger;

WHEREAS, pursuant to the filing of the Certificate of Merger, the Original Certificate was amended to change the name of the Company from Falcon Merger 2, LLC to Roku, LLC (the Original Certificate as so amended, and as it may be further amended from time to time, the “Certificate”); and

WHEREAS, the Member desires to amend and restate the Original Agreement in its entirety as set forth herein.

NOW, THEREFORE, the Member, by execution of this Agreement, hereby amends and restates the Original Agreement in its entirety to read as follows:

1. Name. The name of the Company is Roku, LLC and all Company business shall be conducted under such name, as well as any other name or names as the Company may from time to time determine.

2. Purpose. The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be formed under Delaware law and to engage in any and all activities necessary, convenient, desirable or incidental to the foregoing.

3. Principal Place of Business. The principal place of business of the Company shall be at 1211 Avenue of the Americas; New York, NY 10036. At any time, the Member may change the location of the Company’s principal place of business.

4. Registered Agent and Office. The name and address of the registered agent and office of the Company for service of process in the State of Delaware shall be Incorporating Services, Ltd., 3500 South DuPont Highway, Dover, DE 19901. At any time, the Board may designate a different registered agent and/or registered office.

5. Capitalization; Member. The capital structure of the Company shall consist of one class of limited liability company interests. The name, mailing address and Percentage Interest of the Member is set forth on Schedule B attached hereto. The Member may approve a matter or take any action at a meeting or without a meeting by the written consent of the Member. Meetings of the Member may be called at any time by the Member.

6. Certificates. The Company was formed as a limited liability company under the provisions of the Act by the filing of the Original Certificate with the Delaware Secretary of State, on June 11, 2026. The Member and any officer, acting alone, is hereby designated as an “authorized person” within the meaning of the Act to execute, deliver and file any amendments and/or restatements of the Certificate from time to time and any other certificates (and any amendments and/or restatements thereof) permitted or required to be filed with the Delaware Secretary of State. The Member or an officer shall execute, deliver and file, or cause the execution, delivery and filing of any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any other jurisdiction in which the Company may wish to conduct business.

7. Powers. In furtherance of its purpose, but subject to all of the provisions of this Agreement, the Company shall have the power and is hereby authorized to:

a. acquire by purchase, lease, contribution of property or otherwise, own, hold, sell, convey, transfer or dispose of any real or personal property which may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

b. act as a trustee, executor, nominee, bailee, director, officer, agent or in some other fiduciary capacity for any person or entity and to exercise all of the powers, duties, rights and responsibilities associated therewith;

c. take any and all actions necessary, convenient or appropriate as trustee, executor, nominee, bailee, director, officer, agent or other fiduciary, including the granting or approval of waivers, consents or amendments of rights or powers relating thereto and the execution of appropriate documents to evidence such waivers, consents or amendments;

d. operate, purchase, maintain, finance, improve, own, sell, convey, assign, mortgage, lease or demolish or otherwise dispose of any real or personal property which may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;

e. borrow money and issue evidences of indebtedness in furtherance of any or all of the purposes of the Company, and secure the same by mortgage, pledge or other lien on the assets of the Company;

f. invest or loan any funds of the Company pending distribution or payment of the same pursuant to the provisions of this Agreement;

g. prepay in whole or in part, refinance, recast, increase, modify or extend any indebtedness of the Company and, in connection therewith, execute any extensions, renewals or modifications of any mortgage or security agreement securing such indebtedness;

h. enter into, perform and carry out contracts of any kind, including, without limitation, contracts with any person or entity affiliated with the Member, necessary to, in connection with, convenient to, or incidental to the accomplishment of the purposes of the Company;

i. employ or otherwise engage employees, managers, contractors, advisors, attorneys and consultants and pay reasonable compensation for such services;

j. enter into partnerships, limited liability companies, trusts, associations, corporations or other ventures with, or own any equity interest in, other persons or entities in furtherance of the purposes of the Company; and

k. do such other things and engage in such other activities related to the foregoing as may be necessary, convenient or incidental to the conduct of the business of the Company, and have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

8. Management of the Company.

a. Subject to such matters which are expressly reserved hereunder or under the Act to the Member for decision, the business and affairs of the Company shall be managed by a board of managers (the “Board”), which shall be responsible for policy setting, approving the overall direction of the Company and making all decisions affecting the business and affairs of the Company. The Board shall consist of one (1) to three (3) individuals (the “Managers”), the exact number of Managers to be determined from time to time by resolution of the Member.

b. Each Manager shall be elected by the Member and shall serve until his or her successor has been duly elected and qualified, or until his or her earlier removal, resignation, death or disability. The Member may remove any Manager from the Board or from any other capacity with the Company at any time, with or without cause. A Manager may resign at any time upon written notice to the Member.

c. Any vacancy occurring on the Board as a result of the resignation, removal, death or disability of a Manager or an increase in the size of the Board shall be filled by the Member. A Manager chosen to fill a vacancy resulting from the resignation, removal, death or disability of a Manager shall serve the unexpired term of his or her predecessor in office.

d. Meetings of the Board may be called by any Manager upon twenty-four hours prior written notice to each Manager. The presence of a majority of the Managers then in office shall constitute a quorum at any meeting of the Board. All actions of the Board shall require the affirmative vote of a majority of the Managers then in office.

e. Meetings of the Board may be conducted in person or by video or telephone conference. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if such number of Managers sufficient to approve such action pursuant to the terms of this Agreement consent thereto in writing. Notice of any meeting may be waived by any Manager.

f. The Board may appoint a President, Vice President, Secretary, Treasurer and/or such other officers as it deems necessary or appropriate, with such authority and upon such terms and conditions as the Board deems appropriate and such authority as may be incident to the applicable officer title, including the power, acting individually or jointly, to represent and bind the Company in all matters, in accordance with the scope of their respective duties. Any such officer shall serve at the pleasure of the Board and may be removed, with or without cause, by the Board.

9. Capital Contributions. The Member is not required to make any capital contributions to the Company.

10. Allocation of Profits and Losses. The Company’s profits and losses, and all items allocable for tax purposes, shall be allocated to the Member.

11. Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Board. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to any Member on account of its interest in the Company if such distribution would violate the Act or any other applicable law or the basic documents.

12. Books and Records. The Company shall keep or cause to be kept complete and accurate books of account and records with respect to the Company’s business. The books of the Company shall at all times be maintained by the Company. The Member and its duly authorized representatives shall have the right to examine the Company books, records and documents during normal business hours. The Company shall not have the right to keep confidential from the Member any information that would otherwise be permitted to be kept confidential from the Member pursuant to the Act. The Company’s books of account shall be kept using the method of accounting determined by the Board. To the extent the Board elects to engage an independent auditor for the Company, the Company’s independent auditor shall be an independent public accounting firm selected by the Board.

13. Exculpation and Indemnification.

a. With respect to acts or omissions occurring following the Effective Time (as defined in the Merger Agreement) or, with respect to Falcon Merger Sub 2, LLC, occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time:

i. Limitation of Liability. No member, Manager, officer, employee or agent of the Company, and no employee, representative, agent or Affiliate of the Member (collectively, the “Covered Persons”) shall be liable to the Company or any other Person who has an interest in or claim against the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s willful misconduct.

ii. Indemnification. To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person’s willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 13(a) shall be provided out of and to the extent of Company assets only, and no Member shall have personal liability on account thereof.

iii. To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this Section 13(a).

iv. A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

v. To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement or any approval or authorization granted by the Company or any other Covered Person. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Member to replace such other duties and liabilities of such Covered Person.

b. With respect to acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (as defined in the Merger Agreement) involving Roku or any of its predecessors, whether asserted or claimed prior to, at or after the Effective Time:

i. Exculpation. The liability of the directors of Roku for monetary damages shall be eliminated to the fullest extent permitted under Delaware law applicable to corporations. If applicable law is amended to authorize action further eliminating or limiting the personal liability of directors of corporations under Delaware law, then the liability of a director to the Company shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

ii. Indemnification of Directors and Executive Officers. The Company shall indemnify each of the directors and executive officers (for the purposes of this Section 13(b), “executive officers” shall have the meaning defined in Rule 3b-7 promulgated under the Securities and Exchange Act of 1934, as amended) to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”) or any other applicable law; provided, however, that the Company shall not be required to indemnify any such director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board, (iii) such indemnification is provided by the Company, in its sole discretion, pursuant to the powers vested in the Company under the Act or any other applicable law or (iv) such indemnification is required to be made under Section 13(b)(v).

iii. Indemnification of Employees and Other Agents. The Company shall have the power to indemnify (including the power to advance expenses in a manner consistent with Section 13(b)(iv)) the other officers, employees and agents of Roku and its predecessors at or prior to the Effective Time as set forth in the Act or any other applicable law, except that no such individual shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such individual by reason of his or her willful misconduct with respect to such acts or omissions; provided that any indemnity under this Section 13(b)(iii) shall be provided out of and to the extent of Company assets only, and no Member shall have personal liability on account thereof.

iv. Expenses. The Company shall advance to any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or executive officer of Roku, or is or was serving at the request of Roku as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by such person in connection with such proceeding; provided, however, that any advancement of expenses incurred by a director or executive officer in his or her capacity as a director or executive officer shall be made only upon delivery to the Company of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 13(b)(iv) or otherwise.

Notwithstanding the foregoing, unless otherwise determined pursuant to Section 13(b)(vi), no advance shall be made by the Company to any current or former executive officer of Roku (except by reason of the fact that such officer is or was a director of Roku in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of Managers who were not parties to the proceeding, even if not a quorum, or (ii) by the Member, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of Roku.

v. Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and executive officers under this Section 13(b)(v) shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the Company and the director or executive officer. Any right to indemnification or advances granted by this Section 13(b)(v) to a director or executive officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within ninety (90) days of request therefor. To the extent permitted by law, the claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the Company shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the Act or any other applicable law or this Section 13(b) for the Company to indemnify the claimant for the amount claimed. In connection with any claim by a former executive officer of Roku (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such officer was a director of Roku) for advances, the Company shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of Roku, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his or her conduct was lawful. Neither the failure of the Company (including the Board or the board of directors of Roku, independent legal counsel or the Member) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the Company (including the Board or the board of directors of Roku, independent legal counsel or the Member) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or executive officer to enforce a right to indemnification or to an advancement of expenses under this Section 13(b), the burden of proving that the director or executive officer is not entitled to be indemnified, or to such advancement of expenses, under this Section 13(b)(v) shall be on the Company.

vi. Non-Exclusivity of Rights. The rights conferred on any person by this Section 13(b) shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Certificate, agreement, vote of the Member or the Managers or otherwise with respect to acts or omissions prior to the Effective Time, both as to action in his or her official capacity and as to action in another capacity while holding office at or prior to the Effective Time.

vii. Survival of Rights. The rights conferred on any person by this Section 13(b) shall continue as to a person who has ceased to be a director, executive officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

viii. Amendments. Any repeal or modification of this Section 13(b) shall only be prospective and shall not affect the rights conferred by this Section 13(b) with respect to any action or omission to act that is the cause of any proceeding against any agent of the Company.

ix. Saving Clause. If this Section 13(b) or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify each director and executive officer of Roku prior to the Effective Time (with respect to acts or omissions at or prior to the Effective Time) to the full extent not prohibited by any applicable portion of this Section 13(b) that shall not have been invalidated, or by any other applicable law. If this Section 13(b) shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the Company shall indemnify each director and executive officer prior to the Effective Time (with respect to acts or omissions occurring at or prior to the Effective Time) to the full extent under any other applicable law.

x. Certain Definitions. For the purposes of this Section 13(b), the following definitions shall apply:

(1) The term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(2) The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

(3) The term the “corporation” shall include, in addition to the resulting limited liability company or other business entity, any constituent company (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, managers and employees or agents, so that any person who is or was a director, officer, manager, employee or agent of such constituent company, or is or was serving at the request of such constituent company as a director, officer, manager, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section 13(b) with respect to the resulting or surviving company as he would have with respect to such constituent corporation if its separate existence had continued.

(4) References to a “director,” “officer,” “employee,” or “agent” of Roku shall include, without limitation, and except where such situation is specifically addressed, situations where such person was serving at the request of Roku as, respectively, a director or manager, officer, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

(5) References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of Roku” shall include any service as a director, officer, employee or agent of a company which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of Roku” as referred to in this Section 13(b).

c. The foregoing provisions of Section 13(a) and this Section 13(b) shall survive any termination of this Agreement.

14. Assignments. The Member may assign or transfer in whole or in part its limited liability company interest in the Company in accordance with the Act. In the event that the Member assigns or transfers in whole its limited liability company interest in the Company, the assignee or transferee shall be admitted to the Company as the sole member of the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a signature page to this Agreement. In connection with the assignment of the entire limited liability company interest in the Company, such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor Member shall cease to be a member of the Company.

15. Resignation. A Member may resign from the Company with the written consent of the Member subject to the admission of a new member in accordance with this Section 15. If a Member is permitted to resign pursuant to this Section 15, an additional member of the Company shall be admitted to the Company, subject to Section 16, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. Such admission shall be deemed effective immediately prior to the resignation, and, immediately following such admission, the resigning Member shall cease to be a member of the Company.

16. Admission of Additional Members. One or more additional members may be admitted to the Company with the consent of the Member upon such terms and conditions as the Member, in its discretion, shall approve. In the event of the admission of any new member or members, the Member and such additional member or members shall execute an appropriate amendment to this Agreement reflecting such terms and conditions and such other matters which the Member deems appropriate or upon which the Member and such additional member or members shall agree.

17. Limited Liability. Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member of the Company.

18. Dissolution.

a. The Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member, (ii) the retirement, resignation or dissolution of the last remaining Member or the occurrence of any other event which terminates the continued membership of the last remaining Member in the Company unless the business of the Company is continued in a manner permitted by the Act or (iii) the entry of a decree of judicial dissolution under the Act.

b. The bankruptcy (as defined in the Act) of the Member shall not cause the Member to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

c. In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in the Act.

19. Waiver of Partition; Nature of Interest. Except as otherwise expressly provided in this Agreement, to the fullest extent permitted by law, each Member hereby irrevocably waives any right or power that such Member might have to cause the Company or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the Company, to compel any sale of all or any portion of the assets of the Company pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the Company. No Member shall have any interest in any specific assets of the Company, and no Member shall have the status of a creditor with respect to any distribution pursuant to Section 11. The interest of the Members in the Company is personal property.

20. Benefits of Agreement; No Third-Party Rights. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of any Member. Nothing in this Agreement shall be deemed to create any right in any Person (other than Covered Persons) not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person.

21. Other Business. The Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

22. Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

23. Amendments. This Agreement may be amended only in writing. Any such amendment must be approved and executed by the Member.

24. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Member and, to the extent permitted by this Agreement, its successors, legal representatives and assigns.

25. Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.

26. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

27. Notices. Any notices required to be delivered hereunder shall be in writing and personally delivered, mailed or sent by telecopy, electronic mail, or other similar form of rapid transmission, and shall be deemed to have been duly given upon receipt (a) in the case of the Company, to the Company at its address in Section 3, (b) in the case of a Member, to such Member at its address as listed on Schedule B attached hereto and (c) in the case of either of the foregoing, at such other address as may be designated by written notice to the other party.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the date first above written.

MEMBER: FOX CORPORATION

By:	/s/ Steven Tomsic
Name: Steven Tomsic Title: Chief Financial Officer

[Signature Page to the A&R Limited Liability Company Agreement of Roku, LLC]

SCHEDULE A

DEFINITIONS

A. Definitions

When used in this Agreement, the following terms not otherwise defined herein have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such Person.

“Control” means the possession, directly or indirectly, or the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or general partnership or managing member interests, by contract or otherwise. “Controlling” and “Controlled” shall have correlative meanings. Without limiting the generality of the foregoing, a Person shall be deemed to Control any other Person in which it owns, directly or indirectly, a majority of the ownership interests.

“Percentage Interest” means, at any time for any Member, the percentage of limited liability company interests of such Member set forth on Schedule B, as the same may be amended from time to time in accordance with this Agreement. The combined Percentage Interest of all Members shall at all times equal one hundred percent (100%). All adjustments to Percentage Interests calculated pursuant to the terms of this Agreement shall be calculated to the nearest one thousandth of a percent.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint-stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any governmental authority.

B. Rules of Construction

Definitions in this Agreement apply equally to both the singular and plural forms of the defined terms. The words “include” and “including” shall be deemed to be followed by the phrase “without limitation.” The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, paragraph or subdivision. The Section titles appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All Section, paragraph, clause, Exhibit or Schedule references not attributed to a particular document shall be references to such parts of this Agreement.

A-1

SCHEDULE B

MEMBER

Name	Mailing Address	Percentage Interest
Fox Corporation	1211 Avenue of The Americas New York, NY 10036	100%

B-1